UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2006
R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	1001 Winstead Drive, Cary NC	27513
	(Address of principal executive offices)	(Zip Code)

(919) 297-1600
(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On January 31, 2006, R. H. Donnelley Corporation, a Delaware corporation (the “Company”), completed its previously announced acquisition of Dex Media, Inc., a Delaware corporation (“Dex Media”), pursuant to the Agreement and Plan of Merger, dated October 3, 2005, among Dex Media, Dex Media, Inc. (f/k/a Forward Acquisition Corp.), a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and the Company (the “Merger Agreement”). Pursuant to the Merger Agreement, Dex Media was merged with and into Merger Sub, with Merger Sub remaining as the surviving corporation (the “Dex Media Merger”). Merger Sub was then renamed “Dex Media, Inc.”
     With the completion of the Dex Media Merger, each share of Dex Media’s common stock was canceled and converted into the right to receive $12.30 in cash and 0.24154 of a share of the Company’s common stock, for the aggregate consideration of approximately $1.86 billion in cash and approximately 36.5 million shares of the Company’s common stock. At the completion of the Dex Media Merger, the stockholders of the Company immediately prior to the effective time of the Dex Media Merger, and the stockholders of Dex Media immediately prior to the effective time of the Dex Media Merger, owned approximately 47% and 53% of the Company’s shares of outstanding common stock, respectively.
     The Company financed the cash portion of the Dex Media Merger consideration through a combination of proceeds from the sale of senior notes issued in a private placement and borrowings under credit facilities of the Company’s subsidiaries.
     The description of the Merger Agreement is not complete and is qualified in its entirety by the full text of such document, which is incorporated herein by reference to Exhibit 2.1 hereto.
Item 3.03. Material Modification of the Rights of Security Holders.
     The disclosure under Item 5.03 of this Current Report on Form 8-K relating to the Second Amended and Restated Bylaws (as defined in Item 5.03 below) is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Director and Officer Appointments and Resignations
     Under the Merger Agreement, following the completion of the Dex Media Merger the board of directors of the Company (the “Board”) is composed of 13 members, consisting of (i) seven members who served as directors of the Board of the Company prior to the Dex Media Merger, (ii) four members who served as directors of the board of Dex Media prior to the Dex Media Merger and (iii) one designee of each Sponsor Stockholder, pursuant to two Sponsor Stockholder Agreements (the “Stockholders Agreements”), dated as of October 3, 2005, with Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle High Yield Partners, L.P., Carlyle-Dex Partners L.P. and Carlyle-Dex Partners II, L.P. (collectively, “Carlyle”) and Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC and WD Investors LLC (collectively,

“Welsh Carson,” and together with Carlyle, the “Sponsor Stockholders”). Under the Stockholders Agreements, each of Carlyle and Welsh Carson have the right to designate one member of the Board until such time as Carlyle or Welsh Carson, as applicable, owns less than 5% of the Company’s outstanding common stock.
     On January 31, 2006, the Board appointed James A. Attwood, Jr., George A. Burnett, Michael P. Connors, R. Glenn Hubbard, Russell T. Lewis and Anthony J. de Nicola to the Board, effective immediately after the completion of the Dex Media Merger. Mr. Hubbard’s term expires in 2006. Mr. Lewis’ term expires in 2007. Messrs. Attwood, Burnett, Connors and de Nicola’s terms expire in 2008. Messrs. Attwood, Burnett, Connors, Hubbard, Lewis and de Nicola served on the board of directors of Dex Media prior to the completion of the Dex Media Merger. Mr. Attwood is the designee of Carlyle and Mr. de Nicola is the designee of Welsh Carson. Mr. Burnett will serve as Chairman of the Board. In connection with and effective upon the completion of the Dex Media Merger, on January 31, 2006, Messrs. Scott N. Flanders, Robert R. Gheewalla and Terence M. O’Toole resigned from the Board.
     The following board committee appointments have been made: Messrs. Hubbard and Lewis and Mses. Nancy E. Cooper and Edwina D. Woodbury have been named to the Audit & Finance Committee; Messrs. Connors, Lewis, Alan F. Schultz and Barry Lawson Williams have been named to the Compensation and Benefits Committee; and Messrs. Connors, Hubbard, David M. Veit and Williams have been named to the Corporate Governance Committee.
     In addition, on February 1, 2006, Jeff Smith (age 41) was appointed as the Company’s Vice President — Corporate Controller. Mr. Smith replaced Robert A. Gross as the Company’s principal accounting officer. Since May 2002, Mr. Smith served as Senior Director — Accounting and Financial Reporting of Dex Media. Prior thereto, Mr. Smith served as Chief Financial Officer of ScienTel LLC, a provider of professional services to wireless and certain wire-line communications providers, from March 2001 through November 2001. In addition, from December 1999 through January 2001, Mr. Smith was the Vice President and Chief Financial Officer of PetroNet Corporation, a start-up venture that intended to build an all-optical network along oil and gas pipeline rights-of-way.
Transactions with Management
     On October 2, 2005, Dex Media entered into a letter agreement with Mr. Burnett (the “First Letter Agreement”) which amended (i) Mr. Burnett’s employment agreement with Dex Media, dated as of November 8, 2002, and as amended and restated as of July 15, 2004 (the “Employment Agreement”), and (ii) all option agreements by and between Mr. Burnett and Dex Media (the “Option Agreements”) including without limitation those certain Option Agreements dated as of November 8, 2002, September 9, 2003, and November 11, 2003, in each case as amended prior to October 2, 2005. Additionally, on December 19, 2005, Dex Media entered into a second letter agreement with Mr. Burnett (the “Second Letter Agreement”) which amended the Employment Agreement and Option Agreements, as amended by the First Letter Agreement. Upon completion of the Dex Media Merger, Dex Media assigned, and the Company assumed, all rights and obligations under the Employment Agreement and Option Agreements, as amended by the First Letter Agreement and Second Letter Agreement. In connection with the Dex Media Merger, the Company and Mr. Burnett are negotiating a new employment agreement which, if entered into, will govern the terms and conditions of his employment with the Company.

     The First Letter Agreement provided that if, at any time prior to the fourth anniversary of the completion of the Dex Media Merger, Mr. Burnett’s employment with Dex Media or any of its successors is terminated for any reason, or he ceases for any reason to continue in the position of Chairman of the Board, then, subject to Mr. Burnett’s execution of a general release of claims, Mr. Burnett will be entitled to (i) a lump sum cash amount equal to 1.5 times his then-current annual base salary (which shall not be less than $475,000) plus his then-current target annual bonus (which shall not be less than 75% of his annual base salary) and (ii) be eligible to continue to receive health and welfare benefits for three years following the termination of his employment (for which Mr. Burnett will pay all premiums). Such payments and benefits will be provided in lieu of, and not in addition to, any severance payments or benefits Mr. Burnett would have been entitled to under the Employment Agreement.
     Additionally, under the First Letter Agreement, (i) Mr. Burnett’s Dex Media stock options for 1,026,180 shares of Dex Media common stock, with a weighted average exercise price per share of $4.64 per share, became fully vested and exercisable immediately prior to the completion of the Dex Media Merger. Upon completion of the Dex Media Merger, each of Mr. Burnett’s Dex Media stock options were converted into fully vested Company stock options for 0.43077 of a share of Company common stock and each such stock option shall expire on the first to occur of (A) the tenth anniversary of the option’s grant date, (B) the first anniversary of Mr. Burnett’s termination of employment due to death or disability or (C) the 15th day of the third month following the date at which, or December 31st of the calendar year in which, the stock option would otherwise have expired if the stock option had not been extended, based on the terms of the stock option at the stock option’s grant date.
     Furthermore, if it is determined that any payment or benefit provided to Mr. Burnett under the First Letter Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), then Mr. Burnett will be entitled to an additional “gross-up” payment for any additional excise tax due as a result thereof.
     The Second Letter Agreement amended the Employment Agreement, as amended by the First Letter Agreement to provide that in the event that if, upon the advice of Dex Media’s counsel, Dex Media determines that any of the severance payments to be provided to Mr. Burnett under the First Letter Agreement is or may be subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A”) if provided at the time otherwise required under the First Letter Agreement, then: (i) the payment of such severance payments shall be delayed until such date that is six months after Mr. Burnett’s separation from service with Dex Media, or such shorter period that, in the opinion of counsel, is sufficient to avoid the imposition of taxes under Section 409A and (ii) such severance payments will be increased by an amount equal to interest on such payments for the period during which the payment of the severance payments is delayed at a rate equal to the short-term Applicable Federal Rate published by the Internal Revenue Service that is applicable during such payment delay period.
     In connection with and upon the completion of the Dex Media Merger, all shares of Dex Media restricted stock held by Messrs. Connors, Hubbard and Lewis vested pursuant to the terms of the restricted stock agreements issued under Dex Media’s 2004 Incentive Award Plan.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The Board adopted amended and restated bylaws of the Company (as amended and restated, the “Second Amended and Restated Bylaws”), that became effective upon the completion of the Dex Media Merger. The Second Amended and Restated Bylaws provide, among other things, a description of the committees of the Board and the duties of the presiding Chairman of the Board. The foregoing description of the Second Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Bylaws, a copy of which is incorporated herein by reference to Exhibit 3.1 hereto.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statements of Businesses Acquired.
     (1) The financial statements specified in Rule 3-05(b) of Regulation S-X, promulgated under the Exchange Act of 1934, were included in Dex Media’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission (the “Commission”) on March 11, 2005, and Dex Media’s quarterly report for the quarter ended September 30, 2005, filed with the Commission on November 10, 2005, which financial statements will be filed as an amendment to this Current Report on Form 8-K/A not later than 71 days after the deadline for filing this report.
     (2) The signed accountant’s report required to be provided pursuant to Rule 2-02 of Regulation S-X will be filed as an amendment to this Current Report on Form 8-K/A not later than 71 days after the deadline for filing this report.
     (b) Financial Statements of Businesses Acquired.
     The pro forma financial information required to be filed pursuant to Article 11 of Regulation S-X will be filed as an amendment to this Current Report on Form 8-K/A not later than 71 days after the deadline for filing this report.
     (d) Exhibits.
          The following exhibits are filed with this report:

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger, dated October 3, 2005, among R.H. Donnelley Corporation, Dex Media, Inc. and Forward Acquisition Corp. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report of Form 8-K filed with the Securities and Exchange Commission on October 6, 2005, Commission File 001-07155).

3.1	Second Amended and Restated Bylaws.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

R.H. DONNELLEY CORPORATION

	By:	/s/ Robert J. Bush

		Name:	Robert J. Bush
		Title:	Vice President, General Counsel & Corporate Secretary
Date: February 6, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger, dated October 3, 2005, among R.H. Donnelley Corporation, Dex Media, Inc. and Forward Acquisition Corp. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report of Form 8-K filed with the Securities and Exchange Commission on October 6, 2005, Commission File 001-07155).

3.1	Second Amended and Restated Bylaws.